Exhibit 99.1

Consolidated Water Reports Third Quarter 2025 Results

GEORGE TOWN, Grand Cayman, Cayman Islands, November 10, 2025 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder and operator of advanced water supply and treatment plants, reported results for the third quarter ended September 30, 2025. All comparisons are to the same prior year period unless otherwise noted.

Consolidated Water will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

Third Quarter 2025 Financial Summary

●	Total revenue increased 5% to $35.1 million.
●	Retail revenue increased 2% to $7.8 million.
●	Bulk revenue decreased 4% to $8.4 million.
●	Services revenue increased by 13% to $14.3 million as construction revenue increased 50% to $6.4 million and operations and maintenance (O&M) revenue increased 3% to $7.7 million.
●	Manufacturing revenue increased by 7% to $4.7 million.
●	Net income from continuing operations attributable to company stockholders totaled $5.6 million or $0.34 per diluted share, compared to $5.0 million or $0.31 per diluted share for the third quarter of 2024.
●	Including discontinued operations, net income attributable to company stockholders totaled $5.5 million or $0.34 per diluted share, compared to $4.5 million or $0.28 per diluted share for the third quarter of 2024.
●	Cash and cash equivalents increased to $123.6 million and working capital increased to $141.7 million as of September 30, 2025.

Third Quarter Operational Highlights

●	Retail water sold by the company’s Grand Cayman water utility increased 6% due to significantly less rainfall on Grand Cayman during this past quarter compared to the third quarter of 2024 and an increase in total number of customer service connections.
●	The company was awarded two water treatment plant construction projects, including a drinking water plant expansion in Colorado and a wastewater recycling plant in California. The revenue attributable to these projects are expected to be realized primarily in 2026, and the combined value of these projects totals approximately $15.6 million.

●	Design of the company’s $204 million project to design, construct, operate and maintain a 1.7 million gallon per day seawater desalination plant in Kalaeloa, Hawaii is now 100% complete, which helps pave the way to begin construction once all permits have been obtained.

Management Commentary

“In Q3, our diversified water business model, which includes regulated utility operations, design and construction services, O&M services and manufacturing, continued to perform well,” commented Consolidated Water CEO, Rick McTaggart. “As a result, our consolidated revenue increased by 5% and our fully diluted earnings per share from continuing operations increased 10% compared to the same year-ago period.

“The continued strength of the economy and lower rainfall on Grand Cayman resulted in our retail segment revenue up about 2% compared to the same year ago quarter, on about a 6% increase in water volume sold. While bulk segment revenue decreased slightly this past quarter due to lower fuel pass-through charges, bulk profitability increased in dollars and gross profit percentage due to lower costs of revenue reflecting our unwavering focus on operational excellence.

“Our services segment revenue increased by $1.6 million or 13% due to a $2.1 million increase in construction revenue from two projects, and to a lesser extent from a $223,000 increase in recurring revenue from O&M contracts. These revenue increases were partially offset by a decline in consulting revenue of $720,000 due to the completion in the fourth quarter of 2024 of a major plant commissioning and startup project.

“Earlier this month, we announced that we had secured a contract valued at $11.7 million to construct a wastewater recycling plant for a San Francisco Bay Area golf club. This innovative project, which will convert untreated wastewater to irrigation water, is expected to save 36 to 38 million gallons per year of potable water. We expect revenue from this project to be recognized primarily in 2026.

“During the quarter, our manufacturing segment continued its improved performance. Manufacturing revenue grew by 7% and gross margin increased to 40%, which reflects the production this past quarter of primarily higher margin products for nuclear power and municipal water clients, as well as our continued focus on maximizing production efficiency and capacity. The completion of our new 17,500-square-foot manufacturing facility expansion this past quarter is expected to further enhance efficiency and throughput. As previously reported, we hold NQA-1 certifications from two major nuclear industry companies and see renewed interest in U.S. nuclear power solutions. These specialized manufacturing qualifications position us for continued growth.

“Design of the 1.7 million gallon per day seawater desalination plant for the Honolulu Board of Water Supply in Kalaeloa, Hawaii is now 100% complete and we are focused on obtaining the remaining permits needed to allow our client to issue a notice to proceed with construction of the project. We continue to anticipate that construction of the project will commence early next year. We see this major construction phase substantially adding to our revenue and earnings growth in 2026 and 2027.

“In October, we welcomed Kim Adamson, Maria Elena Giner, and Gerónimo Gutiérrez Fernández to our board of directors. Their combined expertise in water utility operations and governance, large‑scale infrastructure delivery and capital program management, and international infrastructure finance and policy greatly strengthens our corporate governance and overall expertise related to our business. We expect their experience to accelerate execution of our strategic priorities, enhance oversight of capital programs, and drive long‑term shareholder value.

“Looking ahead, our strong balance sheet and ample liquidity enable us to fund growth initiatives, and we believe our diversified business across segments will continue to deliver improved results to shareholders.”

Q3 2025 Financial Results

Revenue totaled $35.1 million, increasing 5% from $33.4 million in the third quarter of 2024. The increase was due to increases of $184,000 in the retail segment, $1.6 million in the services segment and $305,000 in the manufacturing segment. This increase was partially offset by a decrease of $373,000 in the bulk segment.

Retail revenue increased due to a 6% increase in the volume of water sold.

The decrease in bulk segment revenue was due to a decline in energy-related revenue in the Bahamas operations.

The increase in services segment revenue was primarily due to plant construction revenue increasing from $4.3 million in the third quarter of 2024 to $6.4 million in the third quarter of 2025.

Services segment revenue generated under O&M contracts totaled $7.7 million in the third quarter of 2025, an increase of 3% from the third quarter of 2024. The increase was a result of increased revenue generated by an expanded scope of services for a U.S. Federal client.

Manufacturing segment revenue increased by $305,000, or 7%, to $4.7 million, as compared to $4.4 million in the third quarter of 2024.

Gross profit for 2025 was $12.9 million (37% of total revenue), as compared to $11.6 million (35% of total revenue) in the third quarter of 2024. The increase was due to increases in retail, services and manufacturing revenue, as well as decreased cost of revenue for the bulk segment.

Net income from continuing operations attributable to Consolidated Water stockholders for the third quarter of 2025 was $5.6 million, or $0.34 per diluted share, compared to net income of $5.0 million, or $0.31 per diluted share, in the third quarter of 2024.

Including discontinued operations, net income attributable to Consolidated Water stockholders for the third quarter of 2025 was $5.5 million or $0.34 per diluted share, compared to net income of $4.5 million, or $0.28 per diluted share, in the third quarter of 2024.

Cash and cash equivalents totaled $123.6 million as of September 30, 2025, with working capital of $141.7 million and stockholders’ equity of $220.4 million.

First Nine Months 2025 Financial Results

Revenue for the first nine months of 2025 was $102.4 million, a decrease of 3% from $105.6 million in the same year-ago period. The decrease was due to decreases of $6.2 million in the services segment and $476,000 in the bulk segment. This decrease was partially offset by increases of $1.4 million in the retail segment and $2.1 million in the manufacturing segment.

Retail revenue increased due to a 9% increase in the volume of water sold.

The decrease in bulk segment revenue was partly due to a decline in energy-related revenue in the Bahamas operations.

The decrease in services segment revenue was primarily due to plant construction revenue decreasing from $17.6 million in the first nine months of 2024 to $11.4 million in the first nine months of 2025 primarily as a result of two construction projects that were completed in the first half of 2024. Construction revenue recognized on the Hawaii contract also declined by $3.1 million in 2025 due to the completion of the pilot plant testing phase of the project. These decreases in construction revenue were partially offset by construction revenue generated under new contracts.

Revenue generated under operations and maintenance contracts totaled $23.7 million in the first nine months of 2025, an increase of 9% from the first nine months of 2024. The increase was a result of incremental revenue generated by both PERC and REC.

Manufacturing segment revenue increased by $2.1 million to $15.7 million as compared to $13.6 million in the first nine months of 2024.

Gross profit for 2025 was $38.1 million (37% of total revenue), as compared to $37.1 million (35% of total revenue) in the first nine months of 2024. The increase was due to an increase in gross profit for the retail, bulk and manufacturing segments. The increase in gross profit was partially offset by a decrease in gross profit of $2.2 million for the services segment primarily as a result of the decrease in construction revenue.

Net income from continuing operations attributable to Consolidated Water stockholders for the first nine months of 2025 was $15.7 million, or $0.97 per diluted share, compared to net income of $16.1 million, or $1.01 per diluted share, in the first nine months of 2024.

Including discontinued operations, net income attributable to Consolidated Water stockholders for the first nine months of 2025 was $15.4 million or $0.96 per diluted share, compared to net income of $26.8 million or $1.68 per diluted share in the first nine months of 2024. The decrease was due to discontinued operations, as the company recognized a gain on sale of the land and documentation for the discontinued project in Mexico totaling $12.1 million in the year-ago period.

Third Quarter 2025 Segment Results

	Three Months Ended September 30, 2025
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$7,770,344	$8,394,614	$14,289,315	$4,664,433	$—	$35,118,706
Cost of revenue	3,447,262	5,484,613	10,444,894	2,796,028	—	22,172,797
Gross profit	4,323,082	2,910,001	3,844,421	1,868,405	—	12,945,909
General and administrative expenses	952,102	267,292	1,955,186	459,038	3,585,104	7,218,722
Gain on asset dispositions, net	6,600	—	22,495	5,000	—	34,095
Income (loss) from operations	3,377,580	2,642,709	1,911,730	1,414,367	(3,585,104)	5,761,282
Interest income	45,787	190,772	175,407	1	225,565	637,532
Interest expense	—	—	(901)	—	—	(901)
Income (loss) from affiliates	—	—	—	(935)	81,249	80,314
Other	19,797	3,651	70,998	90	(254)	94,282
Other income (loss), net	65,584	194,423	245,504	(844)	306,560	811,227
Income (loss) before income taxes	3,443,164	2,837,132	2,157,234	1,413,523	(3,278,544)	6,572,509
Provision for income taxes	—	—	492,401	334,608	—	827,009
Net income (loss) from continuing operations	3,443,164	2,837,132	1,664,833	1,078,915	(3,278,544)	5,745,500
Income from continuing operations attributable to non-controlling interests	—	175,936	—	—	—	175,936
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$3,443,164	$2,661,196	$1,664,833	$1,078,915	$(3,278,544)	5,569,564
Net loss from discontinued operations						(37,220)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$5,532,344

	Three Months Ended September 30, 2024
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$7,585,992	$8,767,168	$12,677,837	$4,359,560	$—	$33,390,557
Cost of revenue	3,606,944	5,969,292	9,409,325	2,770,338	—	21,755,899
Gross profit	3,979,048	2,797,876	3,268,512	1,589,222	—	11,634,658
General and administrative expenses	787,403	381,230	1,469,845	745,418	3,572,073	6,955,969
Gain on asset dispositions, net	8,796	—	—	—	192,786	201,582
Income (loss) from operations	3,200,441	2,416,646	1,798,667	843,804	(3,379,287)	4,880,271
Interest income	48,945	204,807	139,822	1	233,226	626,801
Interest expense	(31,123)	—	(1,634)	—	(44)	(32,801)
Income from affiliate	—	—	—	—	73,620	73,620
Other	20,046	36,379	89	90	(184)	56,420
Other income, net	37,868	241,186	138,277	91	306,618	724,040
Income (loss) before income taxes	3,238,309	2,657,832	1,936,944	843,895	(3,072,669)	5,604,311
Provision for income taxes	—	—	255,534	234,675	—	490,209
Net income (loss) from continuing operations	3,238,309	2,657,832	1,681,410	609,220	(3,072,669)	5,114,102
Income from continuing operations attributable to non-controlling interests	—	156,784	—	—	—	156,784
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$3,238,309	$2,501,048	$1,681,410	$609,220	$(3,072,669)	4,957,318
Net loss from discontinued operations						(502,854)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$4,454,464

First Nine Months Segment Results

	Nine Months Ended September 30, 2025
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$25,819,712	$25,081,146	$35,815,785	$15,708,527	$—	$102,425,170
Cost of revenue	10,929,083	16,807,609	26,563,654	10,040,643	—	64,340,989
Gross profit	14,890,629	8,273,537	9,252,131	5,667,884	—	38,084,181
General and administrative expenses	2,726,531	1,008,123	6,143,566	1,653,668	10,991,031	22,522,919
Gain on asset dispositions, net	37,416	—	52,131	5,000	—	94,547
Income (loss) from operations	12,201,514	7,265,414	3,160,696	4,019,216	(10,991,031)	15,655,809
Interest income	123,702	622,345	580,061	3	685,003	2,011,114
Interest expense	—	—	(3,614)	—	—	(3,614)
Income (loss) from affiliates	—	—	—	(35,198)	198,265	163,067
Other	55,500	25,526	69,038	254	(585)	149,733
Other income (loss), net	179,202	647,871	645,485	(34,941)	882,683	2,320,300
Income (loss) before income taxes	12,380,716	7,913,285	3,806,181	3,984,275	(10,108,348)	17,976,109
Provision for income taxes	—	—	870,688	962,245	—	1,832,933
Net income (loss) from continuing operations	12,380,716	7,913,285	2,935,493	3,022,030	(10,108,348)	16,143,176
Income from continuing operations attributable to non-controlling interests	—	470,741	—	—	—	470,741
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$12,380,716	$7,442,544	$2,935,493	$3,022,030	$(10,108,348)	15,672,435
Net loss from discontinued operations						(252,857)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$15,419,578

	Nine Months Ended September 30, 2024
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$24,392,814	$25,557,220	$42,017,917	$13,591,154	$—	$105,559,105
Cost of revenue	10,828,421	17,632,010	30,536,801	9,428,978	—	68,426,210
Gross profit	13,564,393	7,925,210	11,481,116	4,162,176	—	37,132,895
General and administrative expenses	2,335,807	1,088,639	4,264,323	1,930,706	10,506,817	20,126,292
Gain on asset dispositions, net	2,666	—	3,000	—	192,786	198,452
Income (loss) from operations	11,231,252	6,836,571	7,219,793	2,231,470	(10,314,031)	17,205,055
Interest income	156,362	622,520	329,649	3	233,263	1,341,797
Interest expense	(93,369)	—	(6,327)	—	(44)	(99,740)
Income from affiliate	—	—	—	—	199,983	199,983
Other	56,324	48,807	700	11,866	913	118,610
Other income, net	119,317	671,327	324,022	11,869	434,115	1,560,650
Income (loss) before income taxes	11,350,569	7,507,898	7,543,815	2,243,339	(9,879,916)	18,765,705
Provision for income taxes	—	—	1,627,258	548,580	—	2,175,838
Net income (loss) from continuing operations	11,350,569	7,507,898	5,916,557	1,694,759	(9,879,916)	16,589,867
Income from continuing operations attributable to non-controlling interests	—	448,724	—	—	—	448,724
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$11,350,569	$7,059,174	$5,916,557	$1,694,759	$(9,879,916)	16,141,143
Net income from discontinued operations						10,637,926
Net income attributable to Consolidated Water Co. Ltd. stockholders						$26,779,069

The following table presents the company’s revenue disaggregated by revenue source.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Retail revenue	$7,770,344	$7,585,992	$25,819,712	$24,392,814
Bulk revenue	8,394,614	8,767,168	25,081,146	25,557,220
Services revenue	14,289,315	12,677,837	35,815,785	42,017,917
Manufacturing revenue	4,664,433	4,359,560	15,708,527	13,591,154
Total revenue	$35,118,706	$33,390,557	$102,425,170	$105,559,105

Services revenue consists of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Construction revenue	$6,360,333	$4,251,237	$11,404,500	$17,632,772
Operations and maintenance revenue	7,715,000	7,492,121	23,695,704	21,660,396
Design and consulting revenue	213,982	934,479	715,581	2,724,749
Total services revenue	$14,289,315	$12,677,837	$35,815,785	$42,017,917

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, followed by a question-and-answer period.

Date: Tuesday, November 11, 2025

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 7074229

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact Encore at 1-949-432-7450.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through November 18, 2025, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 7074229

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company designs, constructs and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, constructs and operates water treatment and reuse facilities in the United States. The company has in progress a $204 million design-build-operate project for a seawater desalination plant in Hawaii.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment.

For more information, visit cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; and (v) various other risks such as economic, operational, and industry-specific risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
Email Contact

Investor Relations Contact:
Ron Both or Grant Stude
Encore Investor Relations
Tel (949) 432-7557

Email Contact

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$123,554,648	$99,350,121
Accounts receivable, net	28,996,834	39,580,982
Inventory	4,564,029	8,960,350
Prepaid expenses and other current assets	5,965,382	5,112,183
Contract assets	6,731,861	4,470,243
Current assets of discontinued operations	136,928	272,485
Total current assets	169,949,682	157,746,364
Property, plant and equipment, net	55,553,056	52,432,282
Construction in progress	5,210,534	5,143,717
Inventory, noncurrent	5,597,052	5,338,961
Investment in affiliates	1,122,030	1,504,363
Goodwill	12,861,404	12,861,404
Intangible assets, net	2,204,536	2,696,815
Operating lease right-of-use assets	3,095,156	3,232,786
Other assets	1,641,202	2,356,489
Total assets	$257,234,652	$243,313,181

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$9,530,167	$9,057,179
Accrued compensation	3,569,948	3,336,946
Dividends payable	2,272,907	1,780,841
Current maturities of operating leases	667,074	634,947
Current portion of long-term debt	62,458	126,318
Contract liabilities	11,682,006	9,126,654
Deferred revenue	149,675	365,879
Current liabilities of discontinued operations	271,143	509,745
Total current liabilities	28,205,378	24,938,509
Long-term debt, noncurrent	34,753	70,320
Deferred tax liabilities	183,536	210,893
Noncurrent operating leases	2,457,151	2,630,812
Other liabilities	153,000	153,000
Total liabilities	31,033,818	28,003,534
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 39,794 and 44,004 shares, respectively	23,876	26,402
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,931,336 and 15,846,345 shares, respectively	9,558,802	9,507,807
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	94,729,766	93,550,905
Retained earnings	116,068,697	106,875,581
Total Consolidated Water Co. Ltd. stockholders' equity	220,381,141	209,960,695
Non-controlling interests	5,819,693	5,348,952
Total equity	226,200,834	215,309,647
Total liabilities and equity	$257,234,652	$243,313,181

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$35,118,706	$33,390,557	$102,425,170	$105,559,105
Cost of revenue	22,172,797	21,755,899	64,340,989	68,426,210
Gross profit	12,945,909	11,634,658	38,084,181	37,132,895
General and administrative expenses	7,218,722	6,955,969	22,522,919	20,126,292
Gain on asset dispositions, net	34,095	201,582	94,547	198,452
Income from operations	5,761,282	4,880,271	15,655,809	17,205,055

Other income (expense):
Interest income	637,532	626,801	2,011,114	1,341,797
Interest expense	(901)	(32,801)	(3,614)	(99,740)
Equity in the earnings of affiliates	80,314	73,620	163,067	199,983
Other	94,282	56,420	149,733	118,610
Other income, net	811,227	724,040	2,320,300	1,560,650
Income before income taxes	6,572,509	5,604,311	17,976,109	18,765,705
Provision for income taxes	827,009	490,209	1,832,933	2,175,838
Net income from continuing operations	5,745,500	5,114,102	16,143,176	16,589,867
Income from continuing operations attributable to non-controlling interests	175,936	156,784	470,741	448,724
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	5,569,564	4,957,318	15,672,435	16,141,143
Net income (loss) from discontinued operations	(37,220)	(502,854)	(252,857)	10,637,926
Net income attributable to Consolidated Water Co. Ltd. stockholders	$5,532,344	$4,454,464	$15,419,578	$26,779,069

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.35	$0.31	$0.98	$1.02
Discontinued operations	—	(0.03)	(0.01)	0.67
Basic earnings per share	$0.35	$0.28	$0.97	$1.69

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.34	$0.31	$0.97	$1.01
Discontinued operations	—	(0.03)	(0.01)	0.67
Diluted earnings per share	$0.34	$0.28	$0.96	$1.68

Dividends declared per common and redeemable preferred shares	$0.14	$0.11	$0.39	$0.30

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,924,851	15,833,715	15,919,167	15,830,599
Diluted earnings per share	16,054,557	15,989,601	16,047,312	15,986,019